UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Compellent Technologies, Inc.

(Name of Registrant as Specified in its Charter)

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Compellent Announces Redemption of Rights Under Stockholder Rights Plan
EDEN PRAIRIE, MN—(BUSINESS WIRE)—Compellent Technologies, Inc. (NYSE: CML) today announced that its board of directors has approved the redemption of the rights accompanying its outstanding common stock under its Stockholder Rights Plan. Under the Stockholder Rights Plan, the board of directors declared a non-taxable dividend of one right for each outstanding share of Compellent common stock to stockholders of record as of the close of business on December 27, 2010. Compellent will pay a redemption price equal to $0.001 per right in cash by mailing payment of the redemption price to the registered holders of the rights as of February 14, 2011 at their last addresses as they appear on the registry books of the transfer agent for Compellent common stock. Payment will be made on approximately February 28, 2011.
Compellent has agreed to redeem the rights in connection with a Memorandum of Understanding that was reached relating to a settlement of several putative class action lawsuits that had been filed and subsequently consolidated in the Delaware Court of Chancery and the State of Minnesota District Court against the members of the board of directors of Compellent, Dell Inc. and certain of Dell Inc.’s subsidiaries.
About Compellent
Compellent Technologies, Inc. (NYSE: CML) provides Fluid Data storage solutions that automate the movement and management of data at a granular level, enabling organizations to constantly adapt to change, reduce costs and secure information against downtime and disaster. This patented, built-in storage intelligence delivers significant efficiency, scalability and flexibility. With an all-channel sales network in 35 countries, Compellent is one of the fastest growing enterprise storage companies in the world. For more information and news, visit www.compellent.com and www.compellent.com/news.
Important Additional Information
Compellent filed with the SEC a definitive proxy statement on January 14, 2011 and a supplement to the proxy statement on February 3, 2011 and intends to file with the SEC other relevant materials in connection with the merger of Compellent with a subsidiary of Dell Inc. The definitive proxy statement has been sent or given to the stockholders of Compellent. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT, ANY SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
Investors and stockholders may obtain free copies of the proxy statement, the supplement(s) and other documents filed by the parties (when available), at the SEC’s website at www.sec.gov or at Compellent’s website at www.compellent.com/investors. The proxy statement, the supplement(s) and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such parties may have direct or indirect interests in the merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the merger. Information concerning the interests of these persons is set forth in the proxy statement relating to the transaction.